PIONEER FUNDS DISTRIBUTOR, INC.
                         -------------------------------

                 CONSOLIDATED BALANCE SHEET - SEPTEMBER 30, 1997
                 -----------------------------------------------

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNT)

                                   (UNAUDITED)


                                     ASSETS

Cash and temporary investments, at cost
  which approximates value . . . . . . . . . . . . . . . . . . . $  4,759
Investments in marketable securities, at value . . . . . . . . .    6,470
Receivables:
  From securities brokers and
    dealers for sales of mutual fund shares  . . . . . . . . . .   12,232
  Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3,219
Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,659

Furniture, equipment and leasehold improvements,
  at cost (net of accumulated depreciation
    and amortization of $622)  . . . . . . . . . . . . . . . . .      489
Dealer advances (net of accumulated amortization of $15,756) . .   40,006
Deferred cost of restricted stock plan . . . . . . . . . . . . .      705
                                                                 --------
                                                                  $70,539
                                                                 ========


                      LIABILITIES AND STOCKHOLDER'S EQUITY

Payable to funds for shares sold . . . . . . . . . . . . . . . . $ 12,212
Accrued expenses and accounts payable  . . . . . . . . . . . . .    5,520
Deferred income taxes, net . . . . . . . . . . . . . . . . . . .   16,393
                                                                 --------
          Total liabilities  . . . . . . . . . . . . . . . . . .   34,125
                                                                 --------

STOCKHOLDER'S EQUITY:
Common stock, $0.10 par value
  Authorized - 100,000 shares
  Issued and outstanding - 100 shares  . . . . . . . . . . . . .     -
Paid-in capital  . . . . . . . . . . . . . . . . . . . . . . . .  111,175
Accumulated deficit  . . . . . . . . . . . . . . . . . . . . . .  (74,602)
Cumulative translation adjustment  . . . . . . . . . . . . . . .     (159)
                                                                 --------
          Total stockholder's equity . . . . . . . . . . . . . .   36,414
                                                                 --------
                                                                 $ 70,539

                        PIONEER FUNDS DISTRIBUTOR, INC.
                        -------------------------------

                        CONSOLIDATED STATEMENT OF INCOME
                        --------------------------------

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                  --------------------------------------------

                             (DOLLARS IN THOUSANDS)

                                   (UNAUDITED)


REVENUES AND OTHER INCOME:
  Underwriting commissions . . . . . . . . . . . . . . . .  $ 5,151
  Distribution and service fees  . . . . . . . . . . . . .    9,440
  Other income . . . . . . . . . . . . . . . . . . . . . .    1,991
                                                            -------
                                                             16,582

DISTRIBUTION AND ADMINISTRATIVE EXPENSES:
  Sales and marketing  . . . . . . . . . . . . . . . . . .   12,652
  Salaries and related benefits  . . . . . . . . . . . . .    6,281
  Amortization of dealer advances  . . . . . . . . . . . .    6,828
  Other  . . . . . . . . . . . . . . . . . . . . . . . . .    5,874
                                                            -------
                                                             31,635
                                                            -------
  Loss before benefit for income taxes . . . . . . . . . .  (15,053)
                                                            -------

BENEFIT (PROVISION) FOR INCOME TAXES:
  State  . . . . . . . . . . . . . . . . . . . . . . . . .      819
  Federal  . . . . . . . . . . . . . . . . . . . . . . . .    5,092
  Foreign  . . . . . . . . . . . . . . . . . . . . . . . .     (377)
                                                            -------
                                                              5,534
                                                            -------
  Net loss . . . . . . . . . . . . . . . . . . . . . . . .  $(9,519)
                                                            =======

                     A R T H U R   A N D E R S E N    L L P



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Pioneer Funds Distributor, Inc.:

We have audited the accompanying consolidated balance sheet of Pioneer Funds Distributor, Inc. (a Massachusetts corporation and a wholly owned subsidiary of Pioneering Management Corporation) as of December 31, 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pioneer Funds Distributor, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The information contained in Schedules I and II [intentionally omitted] is presented for the purposes of additional analysis and is not a required part of the consolidated financial statements, but is supplementary information required by Rule 17a-5 of the Securities and Exchange Commission. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.



/s/ Arthur Andersen LLP
Boston, Massachusetts
February 21, 1997

                        PIONEER FUNDS DISTRIBUTOR, INC.
                        -------------------------------

                 CONSOLIDATED BALANCE SHEET - DECEMBER 31, 1996
                 ----------------------------------------------

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNT)

                                     ASSETS

Cash and temporary investments, at cost
  which approximates value (Note 2)  . . . . . . . . . . . . . . .  $ 4,217
Investments in marketable securities, at value . . . . . . . . . .    4,958
Receivables:
  From securities brokers and
    dealers for sales of mutual fund shares  . . . . . . . . . . .    9,010
  Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,301
Due from affiliates, net . . . . . . . . . . . . . . . . . . . . .      267
Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,830

Furniture, equipment and leasehold improvements,
  at cost (net of accumulated depreciation and
    amortization of $1,239) (Note 2) . . . . . . . . . . . . . . .      592
Dealer advances (net of accumulated amortization
  of $8,928) (Note 9)  . . . . . . . . . . . . . . . . . . . . . .   34,588
Deferred cost of restricted stock plan (Note 5)  . . . . . . . . .      501
                                                                    -------
                                                                    $59,264
                                                                    =======


                      LIABILITIES AND STOCKHOLDER'S EQUITY

Payable to funds for shares sold . . . . . . . . . . . . . . . . .  $ 8,996
Accrued expenses and accounts payable  . . . . . . . . . . . . . .    4,284
Deferred income taxes, net (Note 4)  . . . . . . . . . . . . . . .   13,867
                                                                    -------
      Total liabilities  . . . . . . . . . . . . . . . . . . . . .   27,147

COMMITMENTS (NOTE 8)

STOCKHOLDER'S EQUITY:
Common stock, $0.10 par value
  Authorized - 100,000 shares
  Issued and outstanding - 100 shares  . . . . . . . . . . . . . .     -
Paid-in capital  . . . . . . . . . . . . . . . . . . . . . . . . .  97,200
Accumulated deficit  . . . . . . . . . . . . . . . . . . . . . . . (65,083)
                                                                   -------
      Total stockholder's equity . . . . . . . . . . . . . . . . .  32,117
                                                                   -------
                                                                   $59,264
                                                                   =======


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        PIONEER FUNDS DISTRIBUTOR, INC.
                        -------------------------------

                        CONSOLIDATED STATEMENT OF INCOME
                        --------------------------------

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      ------------------------------------

                             (DOLLARS IN THOUSANDS)


REVENUES AND OTHER INCOME (NOTE 2):

  Underwriting commissions . . . . . . . . . . . . . . . . . . . .  $   6,781
  Distribution and service fees  . . . . . . . . . . . . . . . . .      7,746
  Other income . . . . . . . . . . . . . . . . . . . . . . . . . .      2,348
                                                                    ---------
                                                                       16,875

DISTRIBUTION AND ADMINISTRATIVE EXPENSES:

  Sales and marketing  . . . . . . . . . . . . . . . . . . . . . .    16,867
  Salaries and related benefits  . . . . . . . . . . . . . . . . .     7,735
  Amortization of dealer advances  . . . . . . . . . . . . . . . .     6,365
  Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8,275
                                                                    --------
                                                                      39,242
                                                                    --------
  Loss before benefit for income taxes . . . . . . . . . . . . . .   (22,367)
                                                                    --------

BENEFIT (PROVISION) FOR INCOME TAXES (NOTE 4):

  State  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,042
  Federal  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6,808
  Foreign  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (88)
                                                                    --------
                                                                       8,762
                                                                    --------
  Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $(13,605)
                                                                    ========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        PIONEER FUNDS DISTRIBUTOR, INC.
                        -------------------------------

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
            ---------------------------------------------------------

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      ------------------------------------

                             (DOLLARS IN THOUSANDS)


                           Common Stock
                          ---------------                              Total
                          Shares            Paid-in   Accumulated  Stockholder's
                          Issued   Amount   Capital     Deficit       Equity
                          ------   ------   -------     -------       ------

December 31, 1995            100      ---   $71,700    ($51,478)     $20,222

  Net loss                   ---      ---       ---     (13,605)     (13,605)

  Capital
    contributions (Note 7)   ---      ---    25,500         ---       25,500
                          ------   ------   -------    --------      -------

December 31, 1996            100      ---   $97,200    ($65,083)     $32,117
                          ======   ======   =======    ========      =======


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        PIONEER FUNDS DISTRIBUTOR, INC.
                        -------------------------------

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      ------------------------------------

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      ------------------------------------

                             (DOLLARS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $(13,605)
                                                                    --------

Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization  . . . . . . . . . . . . . . . . .     6,737
  Unrealized and realized gains on marketable securities, net  . .      (176)
  Restricted stock plan expense  . . . . . . . . . . . . . . . . .       199
  Changes in operating assets and liabilities:
  Receivable from securities brokers and dealers
    for sales of mutual fund shares  . . . . . . . . . . . . . . .     3,375
  Other receivables  . . . . . . . . . . . . . . . . . . . . . . .    (1,013)
  Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (812)
  Dealer advances  . . . . . . . . . . . . . . . . . . . . . . . .   (23,858)
  Payable to funds for shares sold . . . . . . . . . . . . . . . .    (3,372)
  Accrued expenses and accounts payable  . . . . . . . . . . . . .     1,241
  Accrued foreign income taxes . . . . . . . . . . . . . . . . . .        16
  Deferred cost of restricted stock plan . . . . . . . . . . . . .      (276)
  Deferred income taxes, net . . . . . . . . . . . . . . . . . . .     6,749
                                                                    --------
    TOTAL ADJUSTMENTS  . . . . . . . . . . . . . . . . . . . . . .   (11,190)
                                                                    --------
    NET CASH USED IN OPERATING ACTIVITIES  . . . . . . . . . . . .   (24,795)
                                                                    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to furniture, equipment and leasehold improvements . .        21
  Investment in marketable securities  . . . . . . . . . . . . . .    (6,167)
  Proceeds from sale of marketable securities  . . . . . . . . . .     5,667
                                                                    --------
    NET CASH USED IN INVESTING ACTIVITIES  . . . . . . . . . . . .      (479)
                                                                    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contribution . . . . . . . . . . . . . . . . . . . . . .    25,500
  Due to affiliates, net . . . . . . . . . . . . . . . . . . . . .     2,034
                                                                    --------
    NET CASH PROVIDED BY FINANCING ACTIVITIES  . . . . . . . . . .    27,534
                                                                    --------

NET INCREASE IN CASH AND TEMPORARY INVESTMENTS . . . . . . . . . .     2,260

CASH AND TEMPORARY INVESTMENTS AT BEGINNING OF YEAR  . . . . . . .     1,957
                                                                    --------

CASH AND TEMPORARY INVESTMENTS AT END OF YEAR  . . . . . . . . . .  $  4,217
                                                                    ========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        PIONEER FUNDS DISTRIBUTOR, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                               DECEMBER 31, 1996
                               -----------------


NOTE (1) NATURE OF OPERATIONS AND ORGANIZATION

NATURE OF OPERATIONS

     Pioneer Funds Distributor, Inc. (the Company [or PFD]) serves as the principal underwriter of shares of the Pioneer Family of Mutual Funds, utilizing a large network of independent broker-dealers. In addition, the Company serves as the exclusive distributor [for] Pioneer [] Variable [] Contracts Trust.

ORGANIZATION

     PFD is a wholly owned subsidiary of Pioneering Management Corporation
(PMC). Pioneer Fonds Marketing GmbH (PFM) is a wholly owned subsidiary of PFD and performs marketing and distributor services in Germany.

NOTE (2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. Consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles requires the use of management estimates.

     The accompanying consolidated financial statements include the accounts of the Company and [PFM]. All intercompany balances and transactions between the Company and its subsidiary have been eliminated in consolidation.

RECOGNITION OF REVENUE

     Underwriting commissions earned from the distribution of mutual fund shares are recorded as income on the trade (execution) date. Distribution fees and service fees are earned based on 0.75% and 0.25%, respectively, of certain mutual fund net assets (see Note 9).

                        PIONEER FUNDS DISTRIBUTOR, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                               DECEMBER 31, 1996
                               -----------------


NOTE (2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

VALUATION OF FINANCIAL INSTRUMENTS

     The Company considers the liquid nature and ready availability of market quotations when estimating fair value of financial instruments.

CONSOLIDATED STATEMENT OF CASH FLOWS

     Cash and temporary investments consist primarily of cash on deposit in banks and amounts invested in the Pioneer Money Market Trust (PMMT). Generally, PMMT invests in securities with remaining lives to maturity of three months or less.

     The Company's net benefit for state and federal income taxes of approximately $8,850,000 in 1996 is reflected as a reduction of amounts due to affiliates.

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Depreciation and amortization are provided for financial reporting purposes on a straight-line basis over the following estimated useful lives: furniture and equipment, 3-5 years; and leasehold improvements, over the term of the lease, not exceeding 10 years. In the event of retirement or other disposition of fixed assets, the cost of the assets and the related accumulated depreciation and amortization amounts are removed from the accounts, and any resulting gains or losses are reflected in earnings.

NOTE (3) NET CAPITAL

     As a broker-dealer, the Company is subject to the Securities and Exchange Commission's regulations and operating guidelines, which require the Company to maintain a specified amount of net capital, as defined, and a ratio of aggregate indebtedness to net capital, as defined, not exceeding 15 to 1. Net capital and the related ratio of aggregate indebtedness to net capital may fluctuate on a daily basis. The Company's net capital, as computed under Rule 15c3-1, was $3,793,302 at December 31, 1996, which exceeded required net capital of $830,909 by $2,962,393. The ratio of aggregate indebtedness to net capital at December 31, 1996 was 3.29 to 1.

     The Company is exempt from the reserve requirements of Rule 15c3-3 since its broker-dealer transactions are limited to the purchase, sale and redemption of redeemable securities of registered investment companies. The Company promptly transmits all customer funds and delivers all securities received in connection with activities as a broker-dealer, and does not otherwise hold funds or securities for, or owe money or securities to, customers.

                        PIONEER FUNDS DISTRIBUTOR, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                               DECEMBER 31, 1996
                               -----------------


NOTE (4) INCOME TAXES

     [The Pioneer Group, Inc. (PGI)] files a consolidated federal income tax return with its direct and indirect subsidiaries, including the Company. Consolidated income tax benefits (provisions) are allocated among the companies based on the income taxes that would have been benefited (accrued) had separate returns been filed for each entity or when subsidiary losses are utilized in consolidation.

     The 1996 overall income tax benefit rate differs from the statutory federal income tax rate primarily due to the benefit for state income taxes.

     The benefit for income taxes, as stated as a percentage of loss before income taxes, is comprised of the following:

     Federal statutory rate                                  34.0%

     Increases (decreases) in tax rate resulting from:
       State income tax, net of federal effect                6.3
       Foreign income taxes                                  (1.1)
                                                             ----
     Effective tax rate                                      39.2%
                                                             ====

     The components of deferred income taxes recognized in the accompanying consolidated balance sheet are comprised of deferred tax assets of approximately $129,000 and deferred tax liabilities of approximately $13,996,000. The approximate income tax effect of each type of temporary difference is as follows:

     Dealer advances                     $(13,810,000)
     Other (net)                              (57,000)
                                         ------------
     Total deferred income taxes         $(13,867,000)
                                         ============

                        PIONEER FUNDS DISTRIBUTOR, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                               DECEMBER 31, 1996
                               -----------------


NOTE (5) STOCK PLANS

     PGI has a restricted stock plan (the 1995 Plan) designed to provide incentives to certain employees who have contributed and are expected to contribute materially to the success of PGI and its subsidiaries. An aggregate total of 600,000 shares of PGI common stock may be awarded to participants under this Plan at a price to be determined by PGI's Board of Directors, generally $.10 per share. The cost of the 1995 Plan is borne by the entity employing the participant. Total shares awarded, net of forfeitures, under the 1995 Plan were 76,322 at December 31, 1996. The 1995 Plan expires in January 2000.

     PGI's 1990 restricted stock plan (the 1990 Plan) expired in 1995. Total shares awarded, net of forfeitures, under the 1990 Plan were 745,499 at December 31, 1996.

     The participant's right to resell the awarded stock is restricted to 100% of the shares awarded during the first two years following the award, 60% during the third year and 20% less each year thereafter. PGI may repurchase restricted shares at $.10 per share upon termination of the participant's employment.

     In 1996, certain employees of the Company were awarded 11,590 shares of PGI common stock under the 1995 Plan, with a fair market value on the award date of approximately $316,000. Total shares awarded to certain employees of the Company, net of forfeitures, under the 1995 Plan and 1990 Plan were 11,340 and 120,893, respectively, at December 31, 1996.

     Awards under these restricted stock plans are compensatory, and accordingly, the difference between the award price and market price of the shares under the plan on the award date, less the applicable tax benefit, is being amortized on a straight-line basis over a five-year period.

     Under PGI's 1988 Stock Option Plan (the Option Plan), options may be granted to key employees of PGI and its subsidiaries. PGI has reserved an aggregate of 2,400,000 shares for issuance under the Option Plan. Both incentive stock options intended to qualify under Section 422A of the Internal Revenue Code of 1986 (incentive stock options) and non-statutory options not intended to qualify for incentive stock option treatment (non-statutory options) may be granted under the Option Plan. The Option Plan is administered by the Board of Directors of PGI (the Board) or a committee of disinterested directors designated by the Board (the Committee), and unless the Option Plan is terminated earlier, no option may be granted after August 1, 1998.

                        PIONEER FUNDS DISTRIBUTOR, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                               DECEMBER 31, 1996
                               -----------------


NOTE (5) STOCK PLANS (CONTINUED)

     The option price per share is determined by the Board or the Committee but
(i) in the case of incentive stock options, may not be less than 100% of the fair market value of such shares on the date of option grant, and (ii) in the case of non-statutory options, may not be less than 90% of the fair market value on the date of option grant. Options issuable under the Option Plan become exercisable, as determined by the Board or the Committee, not to exceed ten years from the date of grant. During 1996, 17,500 stock options were granted at an exercise price of $24.25. As of December 31, 1996, non-statutory options to purchase 367,500 shares of PGI common stock at exercise prices ranging from $4.188 to $27.50, equal to fair market value at the dates of the grants, were granted to certain employees of the Company under the Option Plan. Of such options, 48,000 shares were exercised at $4.188, and 12,000 shares were forfeited as of December 31, 1996.

     On May 4, 1995, PGI adopted the 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan"), which qualifies as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code of 1986. An aggregate total of 500,000 shares of common stock have been authorized for issuance under the 1995 Purchase Plan, to be implemented through one or more offerings, each approximately six months in length beginning on the first business day of each January and July. The price at which shares may be purchased during each offering will be the lower of (i) 85% of the closing price of the common stock as reported on the NASDAQ National Market (the "closing price") on the date that the offering commences or (ii) 85% of the closing price of the common stock on the date the offering terminates. In 1996, employees of the Company purchased 6,894 shares under the 1995 Purchase Plan.

     The Company has determined based on the analysis and assumptions prepared by management that the disclosure requirements pursuant to Statement of Financial Accounting Standards No. 123 (Accounting for Stock-Based Compensation) are immaterial to these financial statements taken as a whole.

NOTE (6) BENEFIT PLANS

     PGI and its subsidiaries have two defined contribution benefit plans for eligible employees: a retirement benefit plan and a savings and investment plan (collectively, the Plans) qualified under section 401 of the Internal Revenue Code. PGI makes contributions to a trustee, on behalf of eligible employees, to fund both Plans. The Company's expenses under the Plans amounted to approximately $522,000 in 1996.

                        PIONEER FUNDS DISTRIBUTOR, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                               DECEMBER 31, 1996
                               -----------------


NOTE (6) BENEFIT PLANS (CONTINUED)

     Both of the Company's Plans described above cover all full-time employees who have met certain age and length-of-service requirements. Regarding the retirement benefit plan, the Company contributes an amount that would purchase a certain targeted monthly pension benefit at the participant's normal retirement date. In connection with the savings and investment plan, participants may voluntarily contribute up to 10% of their compensation, and the Company will match this contribution up to 2%.

NOTE (7) RELATED PARTY TRANSACTIONS

     Certain officers and/or directors of the Company are partners of Hale and Dorr, the Company's legal counsel. Amounts paid by the Company for legal services of Hale and Dorr amounted to approximately $11,000 in 1996.

     During 1996, the Company was charged by PGI for office rental, equipment expense, salaries and other operating expenses. These charges represent expenses directly attributable to the Company's operations or an allocation of its proportionate share of these expenses using formulas that management believes are reasonable.

     During 1996, obligations in the amount of $24 million owed by the Company to PMC were canceled. The forgiveness of debt was accounted for as a capital contribution in the accompanying consolidated financial statements. PMC also contributed an additional $1.5 million in cash, which was also accounted for as a capital contribution.

     Included in Other income is approximately $270,000 which the Company earned from an affiliate, Pioneer Management Ireland Limited, for underwriting fees on mutual funds.

NOTE (8) COMMITMENTS

     In 1992, PGI entered into a 10 year lease agreement. In 1994, PGI entered into a direct lease agreement for office space rental on an additional floor. Future minimum payments under these agreements, which are expected to be allocated to the Company, amount to $469,000 in 1997, $481,000 in 1998, $500,000 in 1999, $513,000 in 2000, $525,000 in 2001 and $321,000, thereafter.  These future minimum rental payments include estimated annual operating expenses of approximately $218,000.

                        PIONEER FUNDS DISTRIBUTOR, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                               DECEMBER 31, 1996
                               -----------------


NOTE (9) DEALER ADVANCES

     Certain of the Pioneer Family of Mutual Funds maintain a multi-class share structure, whereby the participating funds offer both the traditional front-end load shares (Class A shares) and back-end load shares (Class B and Class C shares). Back-end load shares do not require the investor to pay any sales charge unless there is a redemption before the expiration of the minimum holding period which ranges from three to six years in the case of Class B shares and is one year in the case of Class C shares. However, the Company pays upfront sales commissions (dealer advances) to broker-dealers ranging from 2% to 4% of the sales transaction amount on Class B shares and 1% on Class C shares. The participating Funds pay the Company distribution fees of 0.75% and service fees of 0.25%, per annum of their net assets invested in Class B and Class C shares, subject to annual renewal by the participating Fund's Board of Trustees. In addition, the Company is paid a contingent deferred sales charge
(CDSC) on Class B and C[]shares redeemed within the minimum holding period. The CDSC is paid based on declining rates ranging from 2% to 4% on the purchases of Class B shares and 1% for Class C shares.

     The Company capitalizes and amortizes Class B share dealer advances for financial statement purposes over periods which range from three to six years depending on the participating Fund. The Company capitalizes and amortizes Class C share dealer advances for financial statement purposes over a twelve month period. The Company deducts the dealer advances in full for tax purposes in the year such advances are paid. Distribution and service fees received by the Company from participating Funds are recorded in income as earned. CDSC received by the Company from redeeming shareholders reduce unamortized dealer advances directly.